FIRST AMENDMENT
TO THE
GLOBAL WATER RESOURCES, INC
2020 OMNIBUS INCENTIVE PLAN
Global Water Resources, Inc. (the “Company”) previously established the Global Water Resources, Inc. 2020 Omnibus Incentive Plan (the “Plan”). By the adoption of this First Amendment, the Company wishes to amend the Plan to increase the number of shares reserved and available for grant under the Plan from 1,170,000 to 2,137,010.
1.    This First Amendment shall be effective as of the date it is approved by the Company’s stockholders at its 2024 annual meeting.
2.    Section 5.1 (Available Shares) of the Plan is hereby amended and restated in its entirety to read as follows:
5.1    Available Shares. Subject to the adjustment provided in Section 5.2 (Share Counting; Lapsed Awards), the maximum number of shares of Stock reserved and available for grant under the Plan is 2,137,010, which number includes the number of shares of Stock that were authorized but unissued under the Global Water Resources, Inc. 2018 Stock Option Plan (875,000 shares as of July 30, 2019). The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
3.    This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.

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IN WITNESS WHEREOF, Global Water Resources, Inc. has caused this First Amendment to be executed this 9th day of May, 2024.
GLOBAL WATER RESOURCES, INC.

By: /s/ Michael J. Liebman
Its: Chief Financial Officer

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